Exhibit 99.2

                Cytec Industries Inc. Appoints New CFO

    WEST PATERSON, N.J.--(BUSINESS WIRE)--May 29, 2007--Cytec
Industries Inc. today announced that David M. Drillock has been elected Chief Financial Officer. Additionally, Mr. Drillock was named a member of Cytec's four person Executive Committee.

    Mr. Drillock began his career with American Cyanamid Company in 1978 where he held a number of progressively more responsible financial positions. In 1986 he was appointed Controller of Applied Solar Energy Corporation, a publicly held company seventy percent owned by Cyanamid. He became Chief Financial Officer for the Applied Solar Energy Corporation in 1988 and served in that capacity until he returned to Cyanamid in 1990. Upon the spin-off in 1993 of Cytec as a separate independent company, Mr. Drillock was appointed Controller and in 2002 was named Vice President, Controller and Investor Relations. Mr. Drillock attended Rutgers University where he received a B. S. degree in accounting. He is certified in management accounting and financial management.

    "David has been a key member of Cytec's financial team since the inception of Cytec, is known to our shareholders and investor community and his appointment as CFO is the next step in his career progression" said David Lilley, Chairman of the Board, President and Chief Executive Officer of Cytec."

    Corporate Profile

    Cytec Industries Inc. is a global specialty chemicals and materials company focused on developing, manufacturing and selling value-added products. Our products serve a diverse range of end markets including aerospace, adhesives, automotive and industrial coatings, chemical intermediates, inks, mining and plastics. We use our technology and application development expertise to create chemical and material solutions that are formulated to perform specific and important functions in the finished products of our customers.

    CONTACT: Cytec Industries Inc.
             David M. Drillock, 973-357-3249